AMENDMENT TO

BY-LAWS

OF

CRITICAL HOME CARE, INC.

ARTICLE VIII

ACQUISITION OF CONTROLLING INTEREST

     SECTION 1. The provisions of Nevada Revised Statutes Sections 78.378 through and including 78.3793 do not and shall not apply to an acquisition of a Controlling Interest, as that term is defined in Nevada Revised Statutes Section 78.3785, of shares owned, directly or indirectly, whether of record or not, now or at any time in the future, by John E. Elliott, II, Lawrence R. Kuhnert or any of the persons subject to the attached Voting Agreement, dated May 7, 2004.

Adopted: May 4, 2004

By:	/s/ David S. Bensol David S. Bensol

Title:	President